EXHIBIT 3

                        TENNENBAUM CAPITAL PARTNERS, LLC
                          2951 28TH STREET, SUITE 1000
                         SANTA MONICA, CALIFORNIA 90405





                             As of September 1, 2004

General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
767 Fifth Avenue
New York, New York  10153

Dear Sir/Madam:

           This letter agreement will confirm our discussions and set forth the terms of the agreement (the "Agreement") between General Motors Trust Company, as Trustee for GMAM Investment Funds Trust II (the "Purchaser"), Tennenbaum Capital Partners, LLC ("TCP"), Special Value Expansion Fund, LLC (the "Fund") and, solely for purposes of the third sentence of paragraph 6 below, General Motors Investment Management Corporation ("GMIMCO"), in connection with an investment in common shares (the "Common Shares") of the Fund by the Purchaser.

1. TCP Duties and Obligations. TCP agrees to use its reasonable best efforts to operate the Fund in conformance with the Investment Company Act of 1940 and the applicable rules promulgated thereunder (the "1940 Act").

2. TCP Investment. TCP and/or its affiliates will commit to invest $500,000 in the Fund prior to the date hereof.

3. Directors. Subject to and to the extent permitted by applicable law, if any Director sitting on the Board of Directors of the Fund is an affiliate of TCP (including, for the avoidance of doubt, Michael E. Tennenbaum), each such Director shall be designated as a Director to be elected by the holders of the preferred shares of the Fund, to the extent the 1940 Act requires the holders of preferred shares to have the right to elect Directors of the Fund.

General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
September 1, 2004
Page 2


4. Transfers. Notwithstanding any provision of the Subscription Agreement relating to the Purchaser's commitment to purchase Common Shares (the "Subscription Agreement") or the Amended and Restated Operating Agreement of the Fund (the "Operating Agreement") to the contrary, the Purchaser and any transferee permitted hereunder may at any time and from time to time
     (i) assign all or a portion of its rights and obligations under the Subscription Agreement to any of the Purchaser's affiliates (each, a "GMAM Affiliate"), to a successor trust or a successor trustee (together with a GMAM Affiliate, a "Permitted Transferee"), (ii) transfer all or a portion of its Common Shares to any Permitted Transferee, (iii) assign all or a portion of its rights and obligations under the Operating Agreement (including its obligations with respect to Capital Contributions (as defined in the Operating Agreement) pursuant to Section 7 of the Operating Agreement) to any Permitted Transferee, and (iv) assign all or a portion of its rights and obligations under this Agreement to any Permitted Transferee, in each case in accordance with the applicable provisions of
     Section 11 of the Operating Agreement; provided, that (x) the condition set forth in Section 11.2(a)(i) of the Operating Agreement need not be satisfied, (y) the assignee or transferee has the financial capacity to fund any remaining Capital Contributions required to be made by it and (z) the assignee or transferee acknowledges that it is bound by the Operating Agreement as modified by this letter. A Permitted Transferee will become a Substituted Member (as defined in the Operating Agreement) without Fund consent following any transfer of Common Shares to such Permitted Transferee pursuant to the terms of this paragraph 4.

5. Offering Memorandum. TCP represents to the Purchaser that the final Private Placement Memorandum relating to the offering of the Common Shares does not, as of the date hereof, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6. Investment Committee. At the request of the Purchaser, one representative designated by the Purchaser will be entitled to advance notice of, and to attend as an observer (in person or by telephone) of, all meetings of the Investment Committee for the Fund (as described in the Offering Memorandum relating to the Common Shares). Such representative shall be concurrently provided with any information, documents and reports provided to members of the Investment Committee that such representative shall request, but shall not be a member of the Investment Committee and shall not have the right to vote with respect to any matter that comes before the Investment Committee. GMIMCO acknowledges, and shall cause such individual to acknowledge, to the Fund that (i) any such information is confidential and shall not be disclosed to any other person, including any other affiliated person (including individuals) of the Purchaser or a GMAM Affiliate, or used by such individual for any purpose other than monitoring the Purchaser's

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General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
September 1, 2004
Page 3

     investment in the Fund and (ii) GMIMCO and such individual are subject to any confidentiality agreements entered into by TCP or the Fund. The rights granted to the Purchaser in this paragraph are subject to applicable law and regulatory developments, and may be revoked in part or in total at the option of the Fund or TCP if either of such entities reasonably determines that the revocation of such rights is necessary or appropriate in order for the Fund or TCP to comply with applicable law and/or regulatory developments thereunder; provided, however, that in such case the Fund will work with the Purchaser to give to a representative thereof access to similar information in a manner that is not in violation of applicable law. In addition, for so long as any representative of the Purchaser is designated to be able to receive notice of and attend meetings of the Investment Committee for the Fund as provided for in this paragraph, any such person agrees to be treated as an "access person" under the Consolidated Code of Ethics of the Fund, Special Value Opportunities Fund, LLC and TCP (the "Code of Ethics") to the same extent as Directors of the Fund who are not interested persons of the Fund or TCP and to provide to the Fund a duplicate of all reports provided by such person to GMIMCO under GMIMCO's code of ethics; provided that such person shall no longer be considered an "access person" under the Code of Ethics, and shall not be obligated to comply with the provisions thereof or the foregoing additional reporting requirement, after the six- month period beginning on the date that such person ceases to be so designated.

7. Fund Commitments. TCP agrees that (i) there shall not be any Common Share investor (other than the Purchaser and TCP and/or its affiliates) with a Common Share capital commitment to the Fund of greater than $300,000, (ii) the Fund will only accept Common Share capital commitments in an amount not to exceed $300 million and (iii) the Purchaser will be allocated a portion of the $300 million in Common Share capital commitments to be accepted by the Fund such that the Purchaser's Common Share capital commitment will equal $300 million less (x) TCP's (and/or its affiliates') $500,000 Common Share capital commitment and (y) the total of all Common Share capital commitments made by other investors in the Fund, such amount not to exceed $5,000,000.

8. Distribution Undertaking. The Fund will use reasonable best efforts to avoid any imposition of tax under Section 541 of the Internal Revenue Code of 1986, as amended.

9. No Permanent Establishment. The Fund shall not open or maintain an office in any jurisdiction outside the United States without obtaining the written opinion of reputable local counsel that such office will not cause the Purchaser, solely as a result of the Purchaser's holding of Common Shares, to be required to either (i) file income tax returns in such jurisdiction or (ii) pay tax in such jurisdiction with respect to the Purchaser's income

General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
September 1, 2004
Page 4

     other than income from the Fund. The Fund shall also obtain a similar written opinion prior to the Fund's making an investment in any entity organized or operating in a jurisdiction that would, in the opinion of the Fund or its counsel, treat the Fund as a flow-through or fiscally transparent entity for purposes of its income tax laws.

10. Corporate Taxation. The Fund has elected, or will elect, effective as of the date hereof, pursuant to Treasury Regulation Section 301.7701-3(c), to be classified as an association taxable as a corporation for U.S. federal tax purposes.

11. Conflicts. This Agreement supplements the Operating Agreement and the Subscription Agreement, and to the extent of any conflict between such documents and this Agreement, the terms hereof shall control. In all other respects, the terms of the Operating Agreement and/or the Subscription Agreement shall control.

12. Entire Agreement. Subject to the provisions of Section 11 above, this Agreement represents the entire agreement between TCP, the Fund and the Purchaser with respect to the matters contained herein and supercedes all prior arrangements and discussions between TCP, the Fund and the Purchaser with respect to such matters.

General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
September 1, 2004
Page 5



                                            Very truly yours,


                                            TENNENBAUM CAPITAL PARTNERS, LLC


                                            By: /s/ Howard Levkowitz
                                            ------------------------------------
                                            Name:   Howard Levkowitz
                                            Title:  Managing Partner

                                            SPECIAL VALUE EXPANSION FUND, LLC


                                            By: /s/ Howard Levkowitz
                                            ------------------------------------
                                            Name:  Howard Levkowitz
                                            Title: Secretary

General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II
September 1, 2004
Page 6


Accepted and Agreed to as of September 1, 2004

General Motors Trust Company,
as Trustee for GMAM Investment Funds Trust II, solely for the benefit of Pool GFIP-103*


By:  /s/  Duen-Li Kao
   ---------------------------------
   Name:  Duen-Li Tony Kao
   Title: Managing Director



Accepted and Agreed to as of September 1, 2004

General Motors Investment Management Corporation, solely for purposes of the third sentence of paragraph 6 hereof



By:  /s/   Duen-Li Kao
   ---------------------------------
   Name:   Duen-Li Tony Kao
   Title:  Managing Director


* TCP and the Fund acknowledge and agree that in the event of any claim whatsoever or howsoever made by TCP or the Fund against General Motors Trust Company, as Trustee for GMAM Investment Funds Trust II ("GM") in connection with GM's investment in the Fund, such parties' recourse to GM shall be limited and attributable solely to the assets of pool GFIP-103 and upon exhaustion of such assets, such party shall have no further recourse against GM; provided, however, that GM confirms that it will not exhaust the assets of pool GFIP-103 solely to avoid its obligations to TCP or the Fund or to avoid any liability it might have to TCP or the Fund in connection with such pool's investment in the Fund. Furthermore, TCP and the Fund acknowledge and agree that any and all benefits accruing to GM in connection with GM's investment in the Fund shall inure solely to pool GFIP-103, and not to GM generally.